CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CHARTER

OF

FIRST INVESTORS LIFE INSURANCE COMPANY

Pursuant to the provisions of Section 1206 of the Insurance Law of the State of New York and Section 805 of the Business Corporation Law of the State of New York, the undersigned President and Secretary of First Investors Life Insurance Company (the "Company") hereby certify:

FIRST: The name of the corporation is First Investors Life Insurance Company.

SECOND: The Charter of the Company was filed and the Company incorporated by the Department of Insurance on August 3, 1962.

THIRD: Existing Article I of the corporation's Amended and Restated Charter is amended to change the name of the Company, and as amended shall read, in its entirety, as follows:

ARTICLE I

The name of this corporation shall be FORESTERS LIFE INSURANCE AND ANNUITY COMPANY.

FOURTH: The Certificate of Amendment to the Amended and Restated Charter was authorized by the vote of the Board of Directors of the Company and approved by a vote of the sole shareholder of the Company pursuant to consent of the sole shareholder on and as of August 10, 2015.

FIFTH: Except as amended hereby the provisions of the Amended and Restated Charter shall remain in full force and effect.

IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm under the penalties of perjury that the statements contained therein have been examined by us and are true and correct.

/s/ Carol E. Springsteen
Carol E. Springsteen, President

/s/ Carol Lerner Brown
Carol Lerner Brown, Secretary

Dated this 10th day of August, 2015.